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                                                                     Exhibit 3.3

                           CERTIFICATE OF FORMATION
                                      OF
                     NORTHERN NEW JERSEY DIALYSIS, L.L.C.

FIRST: The name of the limited liability company is NORTHERN NEW JERSEY DIALYSIS, L.L.C. (the "Company").

SECOND: The address of the Company's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in the county of New Castle. The name of the Company's registered agent is The Corporation Trust Company.

THIRD: The latest date on which the Company is to dissolve is December 31, 2045.

FOURTH: Except as otherwise provided by the Delaware Limited Liability Company Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company; and no member or manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or acting as a manager of the Company.

FIFTH:    The Company at all times shall have at least one member.


     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of NORTHERN NEW JERSEY DIALYSIS, L.L.C. this 16/th/ day of December, 1998.


                                   By: /s/ Jenifer M. Robbins
                                      -----------------------------------
                                           Jenifer M. Robbins, authorized person